UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 4, 2014

Landmark Apartment Trust of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3505 E Frontage Road, Suite 150 Tampa, Florida		33607
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (804) 237-1335

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

Acquisition of Andros Property

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2012 (the “August 8, 2012 Form 8-K”), Landmark Apartment Trust of America, Inc. (the “Company”) and Landmark Apartment Trust of America Holdings, LP, the Company’s operating partnership (the “Operating Partnership”), entered into a series of definitive agreements on August 3, 2012 (the agreements and the transactions thereunder collectively referred to as the “Recapitalization Transaction”) to acquire a total of 22 properties, which included 21 multifamily apartment communities and one parcel of submerged land (the “Contributed Properties”), containing an aggregate of 6,079 units. The aggregate consideration for the Contributed Properties consisted generally of common units of limited partnership interests in the Operating Partnership (“OP Units”) valued at $8.15 per unit, cash and assumed mortgage indebtedness. Also, in connection with the Recapitalization Transaction, the Operating Partnership entered into a definitive agreement for the acquisition of a 360-unit multifamily apartment community known as the Andros Isle property (the “Andros Property”) in exchange for aggregate consideration valued at approximately $45.0 million (subject to customary prorations), including approximately $9.5 million (subject to adjustment based on prorations and principal amortization) in OP Units and approximately $6.0 million in cash, as well as the assumption of approximately $29.5 million of in-place mortgage indebtedness encumbering the Andros Property (based on the principal amount outstanding as of June 4, 2014). In addition, the agreement provided for the payment of up to $4.0 million of additional consideration subject to an earn-out contingency based on net operating income hurdles over a four-year period.

On June 4, 2014, the Company completed the acquisition of the Andros Property. The contributors of the entity owning the Andros Property were Fortis Kobel, LLC and DeBartolo Real Estate Investments, LLC, both of which are affiliated with Edward Kobel, a director of the Company.

The foregoing summary description of the material terms of the contribution agreements related to the Recapitalization Transaction is qualified in its entirety by the actual terms of such contribution agreements, copies of which are filed as Exhibits 10.2 through Exhibits 10.22, inclusive, to the August 8, 2012 Form 8-K.

While the acquisition of the Andros Property is individually insignificant for purposes of the reporting requirements of Form 8-K, it is related to the acquisition of the Contributed Properties described in the August 8, 2012 Form 8-K, and such properties are significant in the aggregate.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

As previously disclosed in a Current Report on Form 8-K filed with the SEC on January 10, 2014 (the “January 10, 2014 Form 8-K”), on January 7, 2014, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), pursuant to which the Company agreed to issue and sell, for cash, to iStar Apartment Holdings LLC (“iStar”), a Delaware limited liability company and an affiliate of iStar Financial Inc., and BREDS II Q Landmark LLC, a Delaware limited liability company (“BREDS,” and together with iStar, the “Investors”), an aggregate of up to $74.0 million in shares of the Company’s 9.25% Series E Cumulative Non-Convertible Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”). As further disclosed in the January 10, 2014 Form 8-K, the Company made the initial issuance of shares of the Series E Preferred Stock to the Investors for an aggregate of $68.0 million on January 7, 2014. Pursuant to the terms of the Securities Purchase Agreement, during a period of up to six months from the date thereof, the Company can require the Investors to purchase, on the same pro rata basis as their initial purchase of shares of the Series E Preferred Stock, up to an aggregate of 600,000 additional shares of the Series E Preferred Stock for cash at a price of $10.00 per share, for an aggregate of $6.0 million.

On June 4, 2014, and in accordance with the terms of the Securities Purchase Agreement, the Company issued and sold, for cash, to (i) iStar 82,362 additional shares of the Series E Preferred Stock, at $10.00 per share, and (ii) BREDS 517,638 additional shares of the Series E Preferred Stock, at $10.00 per share, for an aggregate of $6.0 million. The proceeds from the sale of the Series E Preferred Stock will be contributed to the Operating Partnership and used by the Operating Partnership to acquire the Andros Property.

The shares of the Series E Preferred Stock were issued and sold by the Company to the Investors in a private placement pursuant to Section 4(2) under the Securities Exchange Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 6, 2014	Landmark Apartment Trust of America, Inc.

	By:	/s/ Stanley J. Olander, Jr.
	Name:	Stanley J. Olander, Jr.
	Title:	Chief Executive Officer & Chief Financial Officer